Exhibit 99.1

SIFCO Industries, Inc. Announces Second Quarter

Fiscal 2013 Financial Results

Cleveland—SIFCO Industries, Inc. (NYSE MKT: SIF) today announced financial results for its second fiscal quarter, which ended March 31, 2013.

Second quarter

•	Net sales from continuing operations decreased 1.8% in the second quarter of fiscal 2013 to $29.6 million, compared with $30.1 million in the comparable period in fiscal 2012.

•	Income from continuing operations in the second quarters of fiscal 2013 and 2012 were the same at $1.5 million, or $0.27 per diluted share.

•	Net income in the second quarter of fiscal 2013 was $1.4 million, compared with $1.7 million in the comparable period in fiscal 2012.

•	EBITDA in the second quarter of fiscal 2013 was $3.5 million, or 12.0% of net sales, compared with $3.9 million, or 12.9% of net sales, in the comparable fiscal 2012 period.

•	Adjusted EBITDA in the second quarter of fiscal 2013 was $3.6 million, or 12.1% of net sales, compared with $4.7 million, or 15.6% of net sales, in the comparable fiscal 2012 period.

First six months

•	Net sales increased 6.2% in the first six months of fiscal 2013 to $58.3 million, compared with $54.9 million in the comparable period in fiscal 2012.

•

Income from continuing operations in the first six months of fiscal 2013 was $2.4 million, or $0.44 per diluted share, compared with $2.3 million, or $0.43 per diluted share, in the comparable fiscal 2012 period.

•

Net income for the first six months of fiscal 2013 was $4.9 million, or $0.90 per diluted share, compared with net income of $2.9 million, or $0.55 per diluted share, for the comparable fiscal 2012 period.

•	EBITDA in the first six months of fiscal 2013 was $6.6 million, or 11.3% of net sales, compared with $6.8 million, or 12.3% of net sales, in the comparable period in fiscal 2012.

•	Adjusted EBITDA in the first six months of fiscal 2013 was $7.1 million, or 12.2% of net sales, compared with $8.2 million, or 15.0% of net sales, in the comparable period in fiscal 2012.

CEO Michael S. Lipscomb stated, “I am pleased with the results of our Forged Components Group. Our focus on productivity and throughput initiatives positions us well for continued improvement in operating performance.”

The results for fiscal 2012 include the results of Quality Aluminum Forge, which was acquired in October 2011.

Forward-Looking Language

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

The Company’s Form 10-Q for the quarter ended March 31, 2013 can be accessed through its website: www.sifco.com, or on the Securities and Exchange Commission’s website: www.sec.gov.

SIFCO Industries, Inc. is engaged in the production and sale of a variety of metalworking processes, services and products produced primarily to the specific design requirements of its customers. The processes and services include both conventional and precision forging, heat-treating, coating, welding, and machining. The products include both conventional and precision forged components, machined forged parts and other machined metal components, and remanufactured component parts for aerospace turbine engines. The Company’s operations are conducted in two business segments: (1) Forged Components Group, and (2) Turbine Components Services and Repair Group.

Second Quarter Ended March 31, 2013 (Amounts in thousands, except per share data)

Consolidated Condensed Statements of Operations

	Second Quarter		Six Months
	Ended March 31,		Ended March 31,
	2013	2012	2013	2012
Net sales	$29,594	30,143	58,294	54,869
Cost of goods sold	23,881	24,344	46,896	44,284
Selling, general, and administrative expenses	3,258	2,885	7,062	5,681
Amortization of intangible assets	493	662	1,052	1,477
Gain on disposal of operating assets	3	—	(122)	—

Operating income	1,959	2,252	3,406	3,427
Interest expense, net	70	130	171	220
Foreign currency exchange loss (gain), net	(7)	10	—	(3)
Other income, net	(109)	(117)	(186)	(234)

Income from continuing operations before income tax provision	2,005	2,229	3,421	3,444
Income tax provision	536	777	1,031	1,159

Income from continuing operations	1,469	1,452	2,390	2,285
Income from discontinued operations, net of tax	(34)	272	2,460	625

Net income	$1,435	1,724	4,850	2,910

Income per share from continuing operations
Basic	$0.27	0.27	0.45	0.43
Diluted	$0.27	0.27	0.44	0.43
Income per share from discontinued operations
Basic	$(0.01)	0.05	0.46	0.12
Diluted	$(0.01)	0.05	0.46	0.12
Net income per share
Basic	$0.27	0.32	0.91	0.55
Diluted	$0.27	0.32	0.90	0.55
Weighted-average number of common shares (basic)	5,364	5,315	5,353	5,303
Weighted-average number of common shares (diluted)	5,404	5,336	5,398	5,326

Supplemental Information – Reconciliation of EBITDA and Adjusted EBITDA

	Second Quarter		Six Months
	Ended March 31,		Ended March 31,
	2013	2012	2013	2012
Net income	$1,435	1,724	4,850	2,910
Less: Income from discontinued operations, net of tax	(34)	272	2,460	625

Income from continuing operations	1,469	1,452	2,390	2,285
Adjustments:
Depreciation and amortization expense	1,467	1,524	2,987	3,104
Interest expense, net	70	130	171	220
Income tax provision	536	777	1,031	1,159

EBITDA	3,542	3,883	6,579	6,768
Adjustments:
Foreign currency exchange (gain)/loss, net (1)	(7)	10	—	(3)
Other income, net (2)	(109)	(117)	(186)	(234)
Loss/(gain) on disposal of operating assets (3)	3	—	(122)	—
Inventory purchase accounting adjustments (4)	—	216	—	441
Non-recurring severance expense (5)	—	—	658	—
Equity compensation expense (6)	188	329	367	567
Pension settlement expense (7)	191	—	191	—
Acquisition transaction-related expenses (8)	—	105	15	243
LIFO expense (income) (9)	(229)	269	(407)	428

Adjusted EBITDA	$3,579	4,695	7,095	8,210

(1)	Represents the gain or loss from changes in the exchange rates between the functional currency and the foreign currency in which the transaction is denominated.
(2)	Represents miscellaneous non-operating income or expense.
(3)	Represents the difference between the proceeds from the sale of operating equipment and the carrying value shown on the Company’s books.
(4)	Represents accounting adjustments to inventory associated with acquisition of business that were charged to cost of goods sold when the inventory was sold.
(5)	Represents severance expense related to the departure of an executive officer.
(6)	Represents the equity-based compensation expense recognized by the Company under its 2007 Long-term Incentive Plan.
(7)	Represents expense incurred by a defined benefit pension plan related to settlement of pension obligations.
(8)	Represents transaction-related costs comprising legal, financial, and tax due diligence expenses; and valuation services costs that are required to be expensed as incurred.
(9)	Represents the increase (decrease) in the reserve for inventories for which cost is determined using the last in, first out (“LIFO”) method.

Contacts

SIFCO Industries, Inc.

Catherine M. Kramer, 216-881-8600

www.sifco.com